Exhibit 99.1

INTERVAL LEISURE GROUP REPORTS SECOND QUARTER 2014 RESULTS

MIAMI—(BUSINESS WIRE)—August 5, 2014— Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced results for the three months ended June 30, 2014.

SECOND QUARTER 2014 HIGHLIGHTS

•                  ILG reports record second quarter consolidated revenue; revenue increased by 14.8% year-over-year

•                  Net income of $18.4 million. Adjusted net income was $19.3 million, an increase of 8%

•                  Adjusted EBITDA increased 7.0%

•                  Management and rental segment revenue, excluding pass-throughs, increased by 128.4% reflecting the contribution from accretive acquisitions

•                  Interval International affiliated 24 resorts during the quarter

“ILG continues to execute its strategy of broadening its role in non-traditional lodging. Our record second quarter revenue stems from the inclusion of VRI Europe and Aqua Hospitality,” said Craig M. Nash, chairman, president and Chief Executive Officer of Interval Leisure Group.  “An 8% increase in adjusted net income was driven by both acquisitions and organic improvement from our existing vacation ownership resort management businesses. We are building a strong foundation for future growth as the management and rental segment now contributes nearly 40% of revenue and over 20% of adjusted EBITDA.  We look to realize further benefits as ILG continues the integration of our acquisitions.”

Financial Summary & Operating Metrics (USD in millions except per share amounts)

	Three Months Ended June 30,		Quarter Over Quarter
METRICS	2014	2013	Change
Revenue	143.5	125.0	14.8%
Membership and Exchange revenue	86.9	95.5	(9.0)%
Management and Rental revenue	56.6	29.5	92.0%
Gross profit	83.8	81.6	2.7%
Net income attributable to common stockholders	18.4	20.6	(10.7)%
Adjusted net income*	19.3	17.9	8.0%
Diluted EPS	$0.32	$0.36	(11.1)%
Adjusted diluted EPS*	$0.33	$0.31	7.4%
Adjusted EBITDA*	41.5	38.8	7.0%

BALANCE SHEET DATA	June 30, 2014	December 31, 2013
Cash and cash equivalents	74.6	48.5
Debt	268.0	253.0

	Six Months Ended June 30,		Year Over Year
CASH FLOW DATA	2014	2013	Change
Net cash provided by operating activities	55.7	61.3	(9.1)%
Free cash flow*	46.5	54.7	(14.9)%

* “Adjusted EBITDA,” “adjusted net income,” “adjusted earnings per share” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

Second Quarter 2014 Consolidated Operating Results

Consolidated revenue for the second quarter ended June 30, 2014 was $143.5 million, an increase of 14.8% from $125.0 million for the second quarter of 2013. Excluding the impact of a $4.1 million second quarter 2013 out of period item, consolidated revenue increased 18.7% year over year.

Net income attributable to common stockholders for the three months ended June 30, 2014 was $18.4 million from $20.6 million in 2013. Adjusted net income, which excludes acquisition related and restructuring costs, non-operating foreign currency remeasurements and a 2013 prior period correction, increased 8.0% to $19.3 million for the second quarter of 2014 from $17.9 million for the second quarter of 2013. The year-over-year increase in adjusted net income reflects incremental earnings contribution from recently acquired businesses in the Management and Rental segment and positive contributions from ILG’s other vacation ownership management businesses, partially offset by lower profit from the Membership and Exchange segment.

Second quarter 2014 diluted earnings per share were $0.32 from $0.36 in 2013. Adjusted diluted earnings per share (defined below) were $0.33 for the 2014 quarter compared to $0.31 for the 2013 quarter.

Adjusted EBITDA (defined below) was $41.5 million for the quarter ended June 30, 2014, an increase of 7.0% from adjusted EBITDA of $38.8 million for the same period of 2013.

Business Segment Results

Membership and Exchange

Membership and Exchange segment revenue for the three months ended June 30, 2014 was $86.9 million, a decrease of 9.0% from the comparable period in 2013 or 4.9% excluding the $4.1 million prior period item recorded in 2013. Segment results, year-to-date, have been negatively impacted by lower transaction volumes and membership revenue resulting from the shift in the percentage mix of the Interval Network membership base from traditional, direct renewal members to corporate members and reduced profitability in connection with renewals of several large corporate developer contracts. Membership mix as of June 30, 2014 is comprised of 59.3% traditional versus 40.7% corporate members, compared to 60.5% and 39.5%, respectively, as of June 30, 2013.

For the second quarter of 2014, membership fee revenue (defined below) was $31.6 million, a decrease of 14.2%, or 3.6% excluding the prior period item recorded in 2013, and transaction revenue (defined below) was $47.3 million, a decrease of 5.7% from the comparable period in 2013.

Total active members at June 30, 2014 were approximately 1.82 million, relatively consistent with June 30, 2013. Average revenue per member for the second quarter of 2014 was $44.36, a decrease of 8.7% from the second quarter of 2013. Excluding the impact of the prior period item recorded in the second quarter of 2013, average revenue per member decreased 4.3% from $46.37 in the prior year to $44.38 this quarter. During the second quarter of 2014, Interval affiliated 24 new vacation ownership resorts in domestic and international markets.

Membership and Exchange segment adjusted EBITDA was $32.9 million in the second quarter, declining 8.9% from the prior year.

Management and Rental

Management and Rental segment revenue for the three months ended June 30, 2014 was $56.6 million, including $32.4 million of management fee and rental revenue (defined below). Year-over-year, management fee and rental revenue increased 128.4%, primarily driven by the incremental contribution from recently acquired businesses - VRI Europe and Aqua Hotels.

Combined Aston and Aqua RevPAR (defined below) for the quarter ended June 30, 2014 was $110.39. Aston standalone RevPAR was $125.41 compared to $129.17 for the same period in 2013.

Management and Rental segment adjusted EBITDA was $8.6 million in the second quarter, an increase of 222.6% from the prior year.

CAPITAL RESOURCES AND LIQUIDITY

As of June 30, 2014, ILG’s cash and cash equivalents totaled $74.6 million, compared to $48.5 million as of December 31, 2013.

Debt outstanding as of June 30, 2014 was $268 million, compared to $253 million as of December 31, 2013. In April 2014, ILG amended its revolving credit facility and increased its borrowing capacity to $600 million from $500 million, which may be increased by an additional $100 million, subject to specified conditions.

For the first six months of 2014, ILG’s capital expenditures totaled $9.1 million, or 3.0% of revenue, net cash provided by operating activities was $55.7 million and free cash flow (defined below) was $46.5 million. The decline in free cash flow was principally due to payments made during the first quarter of 2014 in connection with long-term agreements.

Share Repurchase Program

Effective August 3, 2011 and June 4, 2014, ILG’s Board of Directors authorized a share repurchase program for up to $25.0 million and $20.0 million, respectively, excluding commissions, of the Company’s outstanding common stock.

During the six months ended June 30, 2014, the Company repurchased 0.2 million shares of common stock for $4.1 million, including commissions, under the August 2011 repurchase program, and 0.4 million shares of common stock for $9.5 million, including commissions, under the June 2014 repurchase program. As of June 30, 2014, the remaining availability for future repurchases of ILG common stock was $10.5 million.

Dividend

For the second quarter 2014, ILG paid $6.3 million, or $0.11 cents per share in dividends.

In August 2014, the Board of Directors declared a $0.11 per share dividend payable September 17, 2014 to shareholders of record on September 3, 2014.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of its disclosures, provide meaningful presentations of its results from business operations excluding the impact of certain items not related to its core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing its results to those of other companies; however, its calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the second quarter 2014, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (877) 280-4955 (toll-free domestic) or (857) 244-7312 (international); Conference ID: 75023015. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 14 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international); Conference ID: 71507623. The webcast will be archived on Interval Leisure Group’s website for 90 days after the call. A transcript of the call will also be available on the website.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has approximately 5,000 employees worldwide. The company’s Membership and Exchange segment offers leisure and travel-related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 16 countries, it operates the Interval network of nearly 2,900 resorts in over 80 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) and Preferred Residences networks. ILG’s Management and Rental segment includes Aston Hotels & Resorts, Aqua Hospitality, VRI Europe (VRIE), Vacation Resorts International (VRI), and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as rental services, to travelers and owners at more than 225 vacation properties, resorts, and club locations throughout North America and Europe. More information about the company is available at www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: its future financial performance, its business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for, or insolvency of developers; consolidation of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns; changes in its senior management; regulatory changes; its ability to compete effectively and successfully add new products and services; its ability to successfully manage and integrate acquisitions; impairment of assets; the restrictive covenants in its revolving credit facility; adverse events or trends in key vacation destinations; business interruptions in connection with the rearchitecture of its technology systems; ability of managed homeowners associations to collect sufficient maintenance fees; third parties not repaying advances or extensions of credit; failure to consummate a previously announced transaction; and its ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in its filings with the SEC. Other unknown or unpredictable factors that could also adversely affect its business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of its management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue	$143,528	$124,983	$300,569	$259,864
Cost of sales	59,761	43,421	123,611	89,797
Gross profit	83,767	81,562	176,958	170,067
Selling and marketing expense	13,808	14,272	28,378	28,007
General and administrative expense	31,251	28,227	62,688	54,532
Amortization expense of intangibles	2,895	1,896	5,861	3,908
Depreciation expense	3,876	3,696	7,669	7,360
Operating income	31,937	33,471	72,362	76,260
Other income (expense):
Interest income	55	72	99	223
Interest expense	(1,628)	(1,611)	(2,952)	(3,264)
Other income (expense), net	(280)	1,479	(416)	959
Total other expense, net	(1,853)	(60)	(3,269)	(2,082)
Earnings before income taxes and noncontrolling interest	30,084	33,411	69,093	74,178
Income tax provision	(10,690)	(12,841)	(25,005)	(28,598)
Net income	19,394	20,570	44,088	45,580
Net income attributable to noncontrolling interest	(1,034)	—	(2,013)	(6)
Net income attributable to common stockholders	$18,360	$20,570	$42,075	$45,574

Earnings per share attributable to common stockholders:
Basic	$0.32	$0.36	$0.73	$0.80
Diluted	$0.32	$0.36	$0.72	$0.79
Weighted average number of shares of common stock outstanding:
Basic	57,669	57,315	57,587	57,121
Diluted	58,169	57,795	58,123	57,615
Dividends declared per share of common stock	$0.11	$0.11	$0.22	$0.11

Adjusted net income(1)	$19,309	$17,875	$43,696	$43,461
Adjusted earnings per share(1):
Basic	$0.33	$0.31	$0.76	$0.76
Diluted	$0.33	$0.31	$0.75	$0.75

(1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2014	December 31, 2013

ASSETS
Cash and cash equivalents	$74,610	$48,462
Deferred membership costs	9,152	9,828
Prepaid income taxes	13,809	11,211
Other current assets	97,345	89,061
Total current assets	194,916	158,562
Goodwill and intangible assets, net	762,665	766,703
Deferred membership costs	11,452	10,741
Other non-current assets	91,885	88,613
TOTAL ASSETS	$1,060,918	$1,024,619

LIABILITIES AND EQUITY LIABILITIES:
Accounts payable, trade	$11,807	$13,793
Deferred revenue	102,473	92,503
Other current liabilities	85,108	83,262
Total current liabilities	199,388	189,558
Long-term debt	268,000	253,000
Deferred revenue	100,038	100,494
Other long-term liabilities	93,586	104,608
TOTAL LIABILITIES	661,012	647,660
Redeemable noncontrolling interest	444	426
Total ILG stockholders’ equity	364,733	343,825
Noncontrolling interest	34,729	32,708
TOTAL EQUITY	399,462	376,533
TOTAL LIABILITIES AND EQUITY	$1,060,918	$1,024,619

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2014	2013

Cash flows from operating activities:
Net income	$44,088	$45,580
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	5,861	3,908
Amortization of debt issuance costs	407	391
Depreciation expense	7,669	7,360
Non-cash compensation expense	5,480	5,144
Non-cash interest expense	7	170
Deferred income taxes	310	(1,427)
Excess tax benefits from stock-based awards	(1,908)	(2,598)
Loss (gain) on disposal of property and equipment	10	163
Change in fair value of contingent consideration	(1,606)	337
Changes in operating assets and liabilities:	(4,662)	2,231
Net cash provided by operating activities	55,656	61,259
Cash flows from investing activities:
Capital expenditures	(9,146)	(6,592)
Proceeds from disposal of property and equipment	(7)	7
Investment in financing receivables	(750)	—
Payments received on financing receivables	—	9,876
Net cash provided by (used in) investing activities	(9,903)	3,291
Cash flows from financing activities:
Borrowings on revolving credit facility	30,000	—
Payments on revolving credit facility	(15,000)	(45,000)
Payments of debt issuance costs	(1,711)	—
Payments of contingent consideration	(7,272)	—
Repurchases of common stock	(10,999)	—
Dividend payments	(12,681)	(6,304)
Withholding taxes on vesting of restricted stock units	(3,972)	(4,466)
Proceeds from the exercise of stock options	310	377
Excess tax benefits from stock-based awards	1,908	2,598
Net cash used in financing activities	(19,417)	(52,795)
Effect of exchange rate changes on cash and cash equivalents	(188)	(3,918)
Net increase in cash and cash equivalents	26,148	7,837
Cash and cash equivalents at beginning of period	48,462	101,162
Cash and cash equivalents at end of period	$74,610	$108,999

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$2,386	$2,819
Income taxes, net of refunds	$26,281	$25,872

OPERATING STATISTICS

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	% Change	2013	2014	% Change	2013
Membership and Exchange
Total active members at end of period (000’s)	1,818	(0.2)%	1,821	1,818	(0.2)%	1,821
Average revenue per member(1)	$44.36	(8.7)%	$48.59	$93.68	(7.6)%	$101.39

Management and Rental
Available room nights (000’s)	742	103.8%	364	1,478	107.3%	713
RevPAR	$110.39	(14.5)%	$129.17	$125.85	(14.6)%	$147.39

(1) Excluding the $4.1 million of membership revenue included in the prior year related to the prior period item, average revenue per member for the three and six month periods ending June 30, 2013 would have been $46.37 and $99.17, respectively.

ADDITIONAL DATA

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	% Change	2013	2014	% Change	2013
	(Dollars in thousands)			(Dollars in thousands)
Membership and Exchange
Transaction revenue	$47,315	(5.7)%	$50,174	$103,426	(7.1)%	$111,322
Membership fee revenue(1)	31,602	(14.2)%	36,819	63,420	(9.6)%	70,183
Ancillary member revenue	1,709	(5.6)%	1,811	3,332	(10.8)%	3,736
Total member revenue	80,626	(9.2)%	88,804	170,178	(8.1)%	185,241
Other revenue	6,314	(5.9)%	6,713	12,107	(2.1)%	12,371
Total revenue	$86,940	(9.0)%	$95,517	$182,285	(7.8)%	$197,612

Management and Rental
Management fee and rental revenue	$32,364	128.4%	$14,172	$68,955	118.1%	$31,617
Pass-through revenue	24,224	58.4%	15,294	49,329	61.0%	30,635
Total revenue	$56,588	92.0%	$29,466	$118,284	90.0%	$62,252
Management and Rental gross margin	31.5%	5.4%	29.9%	33.5%	0.9%	33.2%
Management and Rental gross margin without Pass-through Revenue	55.1%	(11.6)%	62.3%	57.5%	(12.1)%	65.4%

(1) Excluding the $4.1 million of membership revenue included in the prior year related to the prior period item, membership fee revenue for the three and six month periods ending June 30, 2013 as presented in this table would have been $32,766 and $66,130, respectively.

RECONCILIATIONS OF NON-GAAP MEASURES

	Six Months Ended June 30,
	2014	% Change	2013
	(Dollars in thousands)

Net cash provided by operating activities	$55,656	(9.1)%	$61,259
Less: Capital expenditures	(9,146)	38.7%	(6,592)
Free cash flow	$46,510	(14.9)%	$54,667

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$18,360	$20,570	$42,075	$45,574
Acquisition related and restructuring costs	1,167	599	2,406	1,353
Other non-operating foreign currency remeasurements	305	(1,478)	135	(1,298)
Prior period item(1)	—	(3,496)	—	(3,496)
Income tax impact on adjusting items(2)	(523)	1,680	(920)	1,328
Adjusted net income	$19,309	$17,875	$43,696	$43,461
Adjusted earnings per share:
Basic	$0.33	$0.31	$0.76	$0.76
Diluted	$0.33	$0.31	$0.75	$0.75

(1) During the prior year, we identified an immaterial net understatement of membership revenue, related membership expenses, and income for the period commencing January 1, 2011 through March 31, 2013. In accordance with ASC 250, “Accounting Changes and Error Corrections,” we assessed the materiality of the misstatement, both quantitatively and qualitatively, and concluded it is not material to any of our previously issued or current year financial statements.

(2) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended June 30,
	2014			2013
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$32,880	$8,594	$41,474	$36,089	$2,664	$38,753
Non-cash compensation expense	(2,276)	(357)	(2,633)	(2,329)	(258)	(2,587)
Other non-operating income (expense), net	(319)	39	(280)	1,481	(2)	1,479
Acquisition related and restructuring costs	(816)	(351)	(1,167)	44	(643)	(599)
Prior period item	—	—	—	3,496	—	3,496
EBITDA	29,469	7,925	37,394	38,781	1,761	40,542
Amortization expense of intangibles	(334)	(2,561)	(2,895)	(337)	(1,559)	(1,896)
Depreciation expense	(3,411)	(465)	(3,876)	(3,367)	(329)	(3,696)
Less: Net income attributable to noncontrolling interest	—	1,034	1,034	—	—	—
Less: Other non-operating income (expense), net	319	(39)	280	(1,481)	2	(1,479)
Operating income (loss)	$26,043	$5,894	31,937	$33,596	$(125)	33,471
Interest income			55			72
Interest expense			(1,628)			(1,611)
Other non-operating income (expense), net			(280)			1,479
Income tax provision			(10,690)			(12,841)
Net income			19,394			20,570
Net income attributable to noncontrolling interest			(1,034)			—
Net income attributable to common stockholders			$18,360			$20,570

	Six Months Ended June 30,
	2014			2013
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$71,410	$20,354	$91,764	$81,908	$8,615	$90,523
Non-cash compensation expense	(4,844)	(635)	(5,479)	(4,608)	(536)	(5,144)
Other non-operating income (expense), net	(302)	(114)	(416)	1,132	(173)	959
Acquisition related and restructuring costs	(1,182)	(1,224)	(2,406)	(168)	(1,185)	(1,353)
Prior period item	—	—	—	3,496	—	3,496
EBITDA	65,082	18,381	83,463	81,760	6,721	88,481
Amortization expense of intangibles	(668)	(5,193)	(5,861)	(674)	(3,234)	(3,908)
Depreciation expense	(6,746)	(923)	(7,669)	(6,686)	(674)	(7,360)
Less: Net income attributable to noncontrolling interest	—	2,013	2,013	—	6	6
Less: Other non-operating income (expense), net	302	114	416	(1,132)	173	(959)
Operating income	$57,970	$14,392	72,362	$73,268	$2,992	76,260
Interest income			99			223
Interest expense			(2,952)			(3,264)
Other non-operating income (expense), net			(416)			959
Income tax provision			(25,005)			(28,598)
Net income			44,088			45,580
Net income attributable to noncontrolling interest			(2,013)			(6)
Net income attributable to common stockholders			$42,075			$45,574

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to its initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) - Adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense (including loss on extinguishment of debt), and (5) the impact of correcting prior period items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income - Net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, (3) correcting an immaterial prior period net understatement in the prior period financials, and (4) other special items, as applicable.

Ancillary Member Revenue - Other Interval Network member related revenue including insurance and travel related services.

Available Room Nights - Number of nights available for rental by Aston and Aqua at managed vacation properties, which excludes all rooms under renovation. Aqua occupied room nights are included only from the acquisition date.

Average Revenue per Member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free Cash Flow - Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue - Total room revenue collected from all Aston and Aqua-managed occupied rooms. Aqua occupied room nights are included only from the acquisition date.

Management Fee and Rental Revenue — Represents revenue earned by its Management and Rental segment exclusive of pass-through revenue.

Membership Fee Revenue — Represents fees paid for membership in the Interval Network.

Pass-through Revenue - Represents the compensation and other employee-related costs directly associated with management of the properties and homeowner associations that are included in both revenue and cost of sales and that are passed on to the property owners and homeowner associations without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR - Gross Lodging Revenue divided by Available Room Nights during the period for Aston and Aqua.

Total Active Members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue — Interval Network transactional and service fees paid primarily for exchanges, Getaways, and reservation servicing.

Interval Leisure Group

Investor Contact:

Jennifer Klein, 305-925-7302

Investor Relations

Jennifer.Klein@iilg.com

Or

Media Contact:

Christine Boesch, 305-925-7267

Corporate Communications

Chris.Boesch@intervalintl.com